SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2005

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 S. Meridian Street Suite 1100 Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On May 13, 2005, our Board of Trustees elected to begin receiving approximately one-half of their $25,000 annual retainer, which we previously paid entirely in cash, in common shares of beneficial interest, par value $0.01 per share, of Kite Realty Group Trust (the “Company”).  As a result, beginning with the quarterly payment for the third calendar quarter of 2005, trustees will receive approximately 50% of the quarterly payment in common shares pursuant to unrestricted share grants under the Company’s 2004 Equity Incentive Plan and the remainder in cash.  The number of common shares to be issued each quarter will be based on the closing price of the common shares on the second business day after public release of the Company’s financial data for the preceding calendar quarter (rounded down to the nearest whole common share).

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 16, 2005, we completed the acquisition of two shopping centers that were under previously announced related agreements for a total acquisition cost of approximately $52.4 million.  We purchased Plaza Volente, a 156,308 square ft. neighborhood shopping center in Austin, TX, for approximately $35.9 million, and Indian River Square, a 144,134 square ft. community shopping center in Vero Beach, FL, for approximately $16.5 million.

To fund a portion of the purchase price for these properties, we borrowed approximately $42 million at a fixed interest rate of 5.42% for a term of ten years.  Our monthly debt service for this borrowing will be approximately $236,000.  All such outstanding indebtedness, including accrued and unpaid interest, is accelerated if the Company defaults on the timely payment of principal and interest or if another event of default occurs under any of the related loan documents.

Approximately $7.6 million of the purchase price for these properties was funded under the Company’s existing three-year $150 million secured revolving credit facility which we entered into on August 31, 2004 with Wachovia Bank, N.A. and Lehman Commercial Paper Inc.  Following the May 16, 2005 draw on the facility, approximately $97.7 million is currently outstanding.  For a more detailed description of the terms of this facility, please see our Form 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission on May 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: May 19, 2005	By:	/s/ Daniel R. Sink
Daniel R. Sink
Senior Vice President, Chief Financial Officer and Treasurer